Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 12, 2009 (May 7, 2009 as to the effects of the retrospective adoption of Statement of Financial Accounting Standards (“SFAS”) No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51”, as disclosed in Notes 2, 15, and 16), relating to the consolidated financial statements of Evercore Partners Inc. and subsidiaries (the “Company”) and the combined financial statements of Evercore Holdings (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s retrospective adoption of SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51, effective January 1, 2009, the formation of the Company, and the Company becoming subject to U.S. corporate federal income taxes that it accounts for in accordance with SFAS No. 109, “Accounting for Income Taxes”) appearing in the Current Report on Form 8-K of the Company dated May 7, 2009 and our report dated March 12, 2009 on the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

May 7, 2009